Exhibit 99.1

Micron Appoints Robert Swan to its Board of Directors

BOISE, Idaho, March 11, 2024 – Micron Technology, Inc. (Nasdaq: MU), an industry leader in innovative memory and storage solutions, today announced the appointment of Robert (Bob) Swan to its board of directors. A recognized leader with a distinguished career in the semiconductor, technology and industrial sectors, Swan currently serves as operating partner at Andreessen Horowitz, where he advises growth-stage portfolio companies.

Swan’s extensive background includes his tenure as CFO and later CEO of Intel Corporation, where he oversaw 110,000 employees and $78B in annual sales. Prior to joining Intel, as CFO of eBay, Swan played a significant role in driving the company’s global expansion strategy. Swan also held notable roles as CFO at Electronic Data Systems Corp., TRW Inc., and Webvan Group, Inc., where he additionally served as COO and CEO.

“Bob’s track record in driving growth and operational excellence at some of the world’s leading technology companies will be invaluable to Micron as we continue to scale our business and solidify our position at the forefront of the memory and storage industry,” said Micron President and CEO Sanjay Mehrotra. “We are thrilled to welcome Bob to our board and look forward to his contributions to our strategic direction and long-term success.”

In addition to his new position at Micron, Swan is on the boards of several organizations, including the board of directors for Nike, Inc., Flexport and the board of commissioners of GoTo Group. He previously served on the board of directors for eBay, Applied Materials, Intel and Skype.

“Bob’s proven ability to navigate complex market dynamics and foster innovation will be pivotal for Micron as we advance our strategic objectives and uphold our commitment to delivering state-of-the-art memory and storage solutions,” said Robert E. Switz, Chairman of the Board at Micron. “We are eager to collaborate with Bob and benefit from his vision, financial acumen and leadership experience.”

Swan began his career at General Electric, where he spent 15 years in numerous senior finance roles, including divisional CFO for GE Transportation Systems, GE Healthcare Europe, and GE Lighting. Swan received his B.S. from the University at Buffalo and his M.B.A. from the State University of New York at Binghamton. He received his honorary doctorate from Binghamton in 2022.

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND and NOR memory and storage products through our Micron® and Crucial® brands. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence and 5G applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

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